Reseller Agreement


This Reseller Agreement (the "Agreement") made and entered into this 11th day of May, 2005 by and between Metals & Arsenic Removal
Technology, Inc., a North Carolina corporation located at 3719 Junction Blvd. Raleigh, NC 27603 (the "Company") and Essentially Yours
Industries, Inc., a Nevada Corporation located at 7865 Edmonds Street, Burnaby, BC V3N 1B9 (the "Reseller").

RECITALS

	A. The Company is engaged in the manufacture and sale of water treatment products, certain of which products are more particularly described in the attached Schedule "A", as the same may be hereafter amended by the mutual consent of the parties (collectively and including any other products listed in the Company's catalogues from time to time, the "Products"); and

	B. The Company is willing to manufacture and supply Products to the Reseller and to appoint the Reseller as a distributor of the Products on the terms and conditions set forth herein;

	NOW THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	DISTRIBUTION RIGHTS.  Subject to the terms and conditions
set forth herein, the Company hereby appoints the Reseller as the exclusive distributor of certain specialty formulated MARTI products for EYI private label as listed in Schedule A, for the term of this Agreement as provided in Item 2 below. The Company also hereby agrees to provide the Reseller with the Products on a consignment basis. The Reseller agrees that it shall not, directly or indirectly, offer, market, sell or otherwise deal in any products substantially similar in design or usage to the Products for sale to its customers. No right or license to manufacture the Products is granted to the Reseller by this Agreement. The Company grants exclusive networking marketing rights to the Reseller.

2.	CONSIGNMENT OF INVENTORY.  The Company agrees to
provide the Reseller with a minimum inventory of 1,000 units of each item
listed in Schedule "A".   Title of this inventory ("Consignment Inventory")
will remain with the Company until the Reseller completes the sale of the Products with their customer. The Reseller's customers are defined as independent business associates, retail outlets, affiliates and internet sales (the "Customers"). The Company agrees to maintain this minimum consignment inventory level at all times. The Company further accepts responsibility for any third-party warehouse costs for the consignment inventory. The Reseller has the right to appoint the third-party warehouse facility.

3.	TERM.  This agreement shall commence on May 11, 2005 and,
unless sooner terminated as provided in Item 7, shall continue in full force and effect for a period of five (5) year (the "Term"). The agreement will automatically renew at the same terms and conditions unless terminated within 60 days prior to the completion of the term of this agreement

4.	DUTIES OF THE RESELLER.

      (a)	The Reseller shall use his best efforts to promote the sale of the Products to the Customers. The Reseller shall sell all Products purchased from the Company in its own name and for its own account.

      (b)	The Reseller shall comply with all applicable laws and
regulations of all applicable jurisdictions that may pertain to the acquisition, receipt, holding, selling, distribution or advertising of the Products purchased hereunder.

      (c)	The Reseller shall, at its own expense, make, execute or file such reports and obtain such licenses as are required by law or any public authority with respect to this Agreement and/or the acquisition, receipt, holding, selling, distributing or advertising of the Products.

      (d)	The Reseller shall be solely responsible for the declaration and payment of all applicable taxes as may accrue because of the Reseller's activities in connection with this Agreement.

      (e)	The Reseller shall maintain as confidential and proprietary
all non-public information and details concerning (i) this Agreement; (ii) the Products and (iii) the Company's Marketing and Compensation
Program.   Notwithstanding the foregoing, either party to this Agreement may disclose any otherwise confidential information if the disclosure is required by a court or governmental authority.

      (f)	Exercise due diligence to keep the Company informed,
through regular written reports, with respect to:

            i)	The laws and regulations of all applicable
jurisdictions to which the Products must conform.

            ii)	The laws and regulations that apply to the business
of the Reseller insofar as relevant to the Company.

            iii)	Any observations or complaints received from any
of the Customers with regard to any of the Products.

      (g)	Bear its own costs and expenses incurred in performing its
obligations hereunder.

5.	DUTIES OF THE COMPANY.

5.1	The Company agrees that all consignment inventory will consist of products that has a minimum shelf life of one (1) year.

5.2	The Company agrees that all consignment inventory will have
appropriate lot numbers, expiration dates, and bar codes.

5.3	The Company will provide the Reseller with all existing marketing materials relating the Products. This includes access to research material and testimonials.

5.4	The Company will notify the Reseller immediately of any know defects of the Product, or recalls of the Product.

5.5	The Company acknowledges that Consignment Inventory received by the third-party warehouse will be inspected for defects and /or damage. Upon inspection by the Reseller, the Company agrees that any Products that are not in sellable condition will be retuned to the Company at the Company's expense.

5.6	The Company gives the Reseller the right to fulfill its orders with the
Consignment Inventory.

5.7	The Company acknowledges that the Reseller offers its customers a one year return policy and therefore understands that it agrees to reimburse the Reseller for all Products returned within one year of the sales date.

6.	SALE OF PRODUCTS.  The Reseller will track all sales
transactions of the Products to its customers. Within 10 days following the end of each month, the Reseller shall provide the Company with a list of Products sold along with payment of each unit based on the pricing noted in Schedule "A" less discounts noted in Item 7(a) and less the cost of any product returns as detail in Item 5. Each month adjustments from the previous month's orders may also be included.

7.	TERMS OF SALE AND PAYMENT.

      (a)	During the Term, the Reseller shall pay the fees based on
the attached Schedule "A". The Company shall furnish any revised price list to the Reseller with a 90 day advanced notice of price increases.

      (b)	Products will be shipped by the Company to a third-party
warehouse facility at its own cost. The Company will insure the product until title is transferred to the Reseller's customer. The Company is responsible for all freight charges for the shipping of the Products to the third-party warehouse facility and the Reseller will not be charged any additional freight charges.

      (c)	The Reseller shall pay for the Products in U.S. Currency by
wire transfer or other payment of immediately available funds within ten
(10) business days following the end of the month based on the details explained under Item 6.

6.	LIMITED TRADEMARK LICENSE.  During the Term, the
Company grants to the Reseller a limited, exclusive, royalty-free right and license to use, but not to register the name and trademark "ARTI-64." Except as provided in this Item 6, the Reseller agrees not to utilize the Metals & Arsenic Removal Technology logo, trade name or trademarks in any way or to name Metals & Arsenic Removal Technology executives, employees, members or affiliates in any advertising format or medium without the express written consent of Metals & Arsenic Removal
Technology for network marketing.

7.	TERMINATION.

      (a)	Without limiting any other rights or remedies which may
be available at law or in equity, each of the following events shall constitute an event of default and just cause for termination, after the occurrence of which the Company shall have the right, at its option, to terminate this Agreement immediately upon written notice to the Reseller, and the Reseller hereby acknowledges and agrees that, without limitation, the following events constitute just cause for termination of this
Agreement:
            i)	The material breach by Reseller of any of its
obligations under this Agreement.

            ii)	Any circumstances such that performance of this
Agreement by the Company would contravene the Foreign Corrupt
Practices Act, Anti-Boycott Regulations, or other laws of the United
States.
            iii)	Any facts or circumstances constituting just cause
for termination under applicable law.

      (b)	The Company shall not be liable to the Reseller for any loss or damages, whether actual, indirect, incidental, consequential, special, punitive or otherwise, on any contract, warranty, tort, negligence, or other legal basis, for or related to any termination of this Agreement. To the extent permitted under applicable law, the Reseller shall not be entitled to an indemnity for lost profit, goodwill or similar compensation in the event of termination of this Agreement for any reason. In the event that the Reseller is entitled to an indemnity for lost profit, goodwill or similar compensation under applicable law, the Company's liability for any such claim, including, without limitation, any claim for lost profit, loss of goodwill, shall be limited to the Reseller's net income after taxes as reported in its annual tax returns filed according to applicable law.

      (c)	Subject to Item 7(b) above, any termination of this
Agreement shall be without prejudice to any right which shall have accrued to either party hereunder prior to such termination.

      (d)	Upon the termination of this Agreement, the Company will
complete the manufacture of all in-process Products subject to a Confirmed Purchase Order as provided in Item 4 and the Reseller will purchase the same at the prices then in effect.

      (e) Without limiting any other rights or remedies which may be available at law or in equity, each of the following events shall constitute an event of default and just cause for termination, after the occurrence of which the Reseller shall have the right, at its option, to terminate this Agreement immediately upon written notice to the Company, and the Company hereby acknowledges and agrees that, without limitation, the following events constitute just cause for termination of this Agreement:

            i)	The material breach by Company of any of its
obligations under this Agreement.

            ii)	Upon 30 days written notice of termination by the
Reseller.

8.	STATUS OF THE RESELLER. The Reseller is duly organized
and is qualified and has all consents, permits and authorizations required to perform its obligations under this Agreement. No governmental or other consents, permits and authorizations of any person other than the Reseller are required in connection with this Agreement.

9.	RELATIONSHIP OF THE PARTIES.  The Reseller acknowledges
that it is an independent contractor. Nothing in this Agreement, its provisions or the transactions, obligations and relationships contemplated hereby shall constitute either party to this Agreement as the agent, employee or legal representative for the other party hereto for any purpose whatsoever, nor shall any party to this Agreement hold itself out as such. The Reseller agrees that it has paid no fee to the Company in connection with this Agreement and that this Agreement does not create any legal partnership, joint venture, franchise or similar arrangement between the parties. The Reseller waives application of any laws concerning such arrangements. The Reseller shall not represent itself to the public as an agent or representative of the Company, and the parties acknowledge that each is acting as a principal hereunder. This Agreement does not constitute either the sale of a franchise or a dealership to the Reseller.

10.	AMENDMENT.  This Agreement may only be amended by
mutual written agreement of the parties.

11. 	ENTIRE AGREEMENT.  It is expressly agreed by the Parties that there are no verbal or written representations, understandings, stipulations, agreements, or promises relating to the subject matter of the Agreement not incorporated in writing in the Agreement. This Agreement constitutes the entire Agreement between the Parties hereto, and it cannot be amended except as provided in Item 10 above.

12. COMPLIANCE WITH LAW. The Reseller shall comply with all applicable laws and shall be responsible for obtaining all governmental permits, licenses and approvals, and satisfying all formalities which may be necessary to purchase, use, resell, and import the Products in connection with this Agreement. The Reseller shall disclose to the Company upon demand, and the Company shall have the right to disclose to the representatives of the governments or administrative agencies of any applicable jurisdiction, the identity of all persons or entities receiving, directly or indirectly, compensation or anything of value with respect to the Agreement; all forms of compensation to be received, directly or indirectly, by all contracting parties, and any other persons or entities pursuant to the Agreement; and the identities of actual and potential customers if required by law. The Reseller shall not make any payments prohibited by applicable law. No party shall have any obligation to take any action in violation of the Foreign Corrupt Practices Act. The
Company shall have the right to audit the books and records of the Reseller with respect to purchases and sales of the Products. No payments by the Reseller to the Company shall be made in cash.

13.	BINDING AGREEMENT.  The Reseller acknowledges that it has
read and understands this Agreement and that this Agreement shall become binding upon the Reseller upon execution by both parties.

14.	GOVERNING LAW; ARBITRATION AND VENUE.

            (a)	This Agreement, its interpretation, and the performance
hereunder as to all matters, including, without limitation, its interpretation, construction, effect and remedies, shall in all respects be governed by the substantive laws of State of North Carolina without regard to its conflicts of law rules. The parties expressly exclude the applicability of the United Nations Convention on Contracts for the International Sale of Goods and all other international conventions with respect to limitations periods or any other matter which may be waived.

            (b)	All disputes arising in connection with this Agreement
shall be finally settled under the rules of the American Arbitration Association, by one or more arbitrators, appointed in accordance with said rules. The sites of the arbitration will be Las Vegas, Nevada. All arbitration proceedings shall be conducted in English.

            (c)	The award and any order of the arbitrator(s) shall be
final and binding on all parties to such arbitration and judgment thereon may be entered in any court having jurisdiction thereof.

            (d)	Each party consents to the personal and subject matter
jurisdiction of the arbitration proceedings as provided herein and waives any defense based upon forum non conveniens or lack of personal or subject matter jurisdiction. All disputes arising in connection with this Agreement concerning or related to the enforceability of the arbitration provisions contained herein or as to any other matter alleged not to be subject to arbitration pursuant to this Agreement, shall be brought in the State of Nevada. Each party consents to the personal and subject matter jurisdiction of such courts for said purposes and waives any defense with respect to any such action based upon forum non conveniens or lack of personal or subject matter jurisdiction.

            (e)	Without limiting any of the provisions of this Item 14
and without consenting to the jurisdiction of the courts of any other jurisdiction for any other purpose, the Company shall have the right to seek provisional remedies in any court having jurisdiction over the Reseller, any assets of the Reseller, or any Products sold to the Reseller pursuant to this Agreement.

            (f)	Each party acknowledges, agrees and represents that the
provisions contained in this Item 14 with respect to governing law, arbitration, choice of venue and jurisdiction, as well as the remaining provisions of this Agreement, have been negotiated and entered into voluntarily after consultation by each party with its legal counsel and with a full understanding of the business and legal consequences of such provisions and this Agreement.

15.	Export Restrictions.  The Reseller acknowledges and agrees that the export or re-export of the Products are subject to full compliance with export restrictions under the laws and regulations of the United States and other jurisdictions, including, without limitation, the Export Administration Regulations of the United States Department of
Commerce. The Reseller further acknowledges and agrees that, pursuant to the foregoing, the Products are prohibited from export or re-export (i) into (or to a national or resident of) any country restricted by the United States Government, or (ii) to any party identified on the list of Specially Designated nationals maintained by the United States Treasury
Department or the Table of Denial Orders maintained by the United States Department of Commerce, as such restricted countries, lists and orders may be amended or modified from time to time by the United States Government. The Reseller represents and warrants to the Company that the Reseller is not under the control of a national or resident of any country restricted by the United States government and that neither the Reseller nor any party owning or controlling the Reseller is identified on the list of Specially Designated nationals maintained by the United States Department of the Treasury or the Table of Denial Orders maintained by the United States Department of Commerce.

16.	NOTICE.  Any notice or invoice required or permitted herein shall, unless otherwise specified in this Agreement, be given by facsimile or registered mail-return receipt requested, or receipted overnight delivery properly addressed to the party to be notified at its address as stated below, and shall be deemed delivered when so transmitted.

	If to the Company:

      Metals & Arsenic Removal Technology, Inc
      3719 Junction Blvd.
      Raleigh, NC 27603
      Attn: Mr. George A.  Moore III
      Telephone:  919-772-6823
      Facsimile:   919-772-1220

      If to the Reseller:

      Essentially Yours Industries, Inc.
      7865 Edmonds Street
      Burnaby, BC
      Attn:  Mr. Dori O'Neill
      Telephone:	604-759-5031
      Facsimile:	604-759-5044

17.	FORCE MAJURE.  Except as to payment obligations, neither
party shall be liable or considered in default under this Agreement when the delay of performance is caused by circumstances beyond its reasonable control and occurring without its fault or negligence, including failure of suppliers, subcontractors, and carriers, acts of civil or military authorities, national emergencies, fire, flood, acts of God, insurrection, and war, provided the affected party immediately provides notice thereof to the other and does those things reasonably possible to resume the timely performance of its obligations under this Agreement.

18.	VALIDITY.  In the event that any provision of this Agreement (a)
is found to be invalid or unenforceable by final decision of a court of competent jurisdiction, or (b) is rendered invalid by reason of subsequently enacted legislation then that provision shall be of no force or effect, but the remainder of the Agreement shall continue in full force and effect. If a provision of this Agreement fails for either of the reasons listed above, the parties shall enter into immediate negotiations for the purpose of arriving at a mutually satisfactory replacement for such provision.

19.	LANGUAGE.  This Agreement is entered into in the English
language. Any translation prepared for any reason will be a non-binding accommodation of no legal effect and the English version of this Agreement shall govern.

20.	DISCLAIMER OF WARRANTIES; LIMITATION OF
LIABILITIES.

      (a)	THE COMPANY MAKES NO WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR
PURPOSE, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED,
FOR ANY OF THE PRODUCTS.

      (b)	THE COMPANY SHALL IN NO EVENT BE LIABLE,
WHETHER IN CONTRACT, TORT, OR ON ANY OTHER BASIS,
FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE
DAMAGES, OR LOSS OF PROFITS OF ANY KIND SUSTAINED BY
THE RESELLER, OR BY ANY PERSON DEALING WITH THE
RESELLER, IN CONNECTION WITH THE PRODUCTS.  THE
COMPANY'S LIABILITY FOR ANY CLAIM OF ANY KIND
(INCLUDING, WITHOUT LIMITATION, CLAIMS BASED UPON
ANY EXPRESS WARRANTY CONTAINED HEREIN AND CLAIMS
BASED UPON ANY WARRANTY IMPLIED BY LAW), SHALL BE
LIMITED, AT THE COMPANY 'S OPTION, TO REPLACEMENT OF
THE PRODUCTS OR THE DIFFERENCE BETWEEN THE INVOICED
AMOUNT AND THE MARKET PRICE OF THE PRODUCTS AT THE
TIME AND PLACE SPECIFIED IN THE PURCHASE ORDER OR THE
RETURN TO THE RESELLER OF THE AMOUNT PAID BY THE
RESELLER, AND THE RESELLER EXPRESSLY WAIVES ANY
RIGHT IT MIGHT HAVE TO ANY OTHER MEASURE OF
DAMAGES, STATUTORY OR OTHERWISE.

      (c)	All warranty disclaimers contained herein are intended to
comply with applicable law and shall be enforced to the fullest extent possible under applicable law. To the extent that any warranty disclaimer is deemed invalid under any law which may be applied, any related non-disclaimable warranties, whether express or implied, shall be limited in duration to a period of six (6) months.

      (d)	Neither the Reseller, nor any agent, representative or
designee of the Reseller shall make any warranties, representations or guarantees to any person, either orally or in writing, in the name of or on behalf of the Company without the Company's prior written consent.

      (e)	Any action for breach of this Agreement or for breach of
any warranty, express or implied, of the Company shall be commenced within one (1) year from the date of the delivery of the Products.

	IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the date first written above.

	Metals & Arsenic Removal
Technology, Inc

	 /s/ George A. Moore

	Name:	George A. Moore III
	Title:	President and COO


	Essentially Yours Industries, Inc.

	Dori O'Neill

	Name:	Dori O'Neill
	Title:	Executive Vice President &
COO


Schedule "A"




Filter and pitcher cost data sheet
EYI cost data sheet



Unit Std. filter NO2 filter Arsenic filter

single   4.50      4.95       5.45

3pack   11.50     12.65      13.92

6pack   20.00     22.00      24.20

pitcher 11.00     11.00      11.00

FATS
Unit    22.00










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